UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
MOLDFLOW CORPORATION
(Exact name of registrant as specified in charter)

Delaware	04-3406763

(State or other jurisdiction of incorporation)	(IRS employer identification no.)

492 Old Connecticut Path, Ste 401
Framingham, Massachusetts	01701

(Address of principal executive offices)	(Zip code)
Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange
Title of each class	on which each
to be so registered	class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC
If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: Not applicable.
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE
EXHIBIT INDEX

EXPLANATORY NOTE
This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Moldflow Corporation, a Delaware corporation, (the “Company”), with the U.S. Securities and Exchange Commission on February 3, 2003 (including the Exhibits thereto, the “Form 8-A”). Capitalized terms used without definition herein shall have the meaning set forth in the Shareholder Rights Agreement, dated January 29, 2003 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent (the “Rights Agent”).
Item 1. Description of Registrant’s Securities to be Registered.
Item 1 of the Form 8-A is amended and supplemented by adding the following:
Amendment to Rights Agreement
     In connection with the expected execution of the Agreement and Plan of Merger, dated as of May 1, 2008 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Autodesk, Inc., a Delaware corporation (the “Parent”), Switch Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, the Company and the Rights Agent, entered into an amendment to the Rights Agreement, dated as of May 1, 2008 (the “Amendment”). The Amendment, among other things, renders the Rights Agreement inapplicable to the Merger, the Offer, the Merger Agreement and the transactions contemplated thereby (as such terms are defined in the Merger Agreement). The Amendment provides that the execution and delivery of Merger Agreement and/or tender and voting agreements, or the consummation of the Offer and/or Merger, will not result in either Parent or Merger Sub being deemed an “Acquiring Person” (as such term is defined in the Rights Agreement). In addition, the Amendment provides that none of a “Stock Acquisition Date”, a “Distribution Date”, “Section 11(a)(ii) Event” or a “Section 13 Event” (each as defined in the Rights Agreement) shall occur, and that “Rights” (as such term is defined in the Rights Agreement) will not separate from shares of Company Common Stock (as such term is defined in the Merger Agreement), in each case, by reason of the approval or execution of the Merger Agreement, the announcement or consummation of the Merger, consummation of the Offer, the Merger Agreement or the transactions contemplated thereby.
     The Amendment also provides that the Rights will become exercisable in whole or in part at any time after the Distribution Date and at or prior to the earlier of (i) the Close of Business on the tenth anniversary of the Record Date, (ii) the time at which the Rights are redeemed as provided in Section 23 of the Rights Agreement, (iii) the time at which such Rights are exchanged as provided in Section 24 of the Rights Agreement or (iv) the time immediately prior to the acceptance for payment and payment for any shares of Company Common Stock (as defined in the Merger Agreement) tendered pursuant to the Offer (the “Appointment Time”), but only if the Appointment Time shall occur. Pursuant to the Amendment, the Company will provide the Rights Agent with notice of the Appointment Time. Additionally, the Amendment provides that immediately prior to the Appointment Time, but only if the Appointment Time occurs, the Rights Agreement will terminate without further force or effect and none of the parties to the Rights Agreement nor the holders of the Rights will be entitled to any benefits, rights or other interests under the Rights Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Stock or any other securities of the Company or of any

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other Person; except that Sections 18 and 20 of the Rights Agreement will survive such termination.
Miscellaneous
The Rights Agreement and the Amendment are filed as Exhibits 4.1 and 4.2 to this Amendment to Form 8-A and incorporated herein by reference. The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.
Item 2. Exhibits.

Exhibit No.	Description
4.1	Shareholder Rights Agreement, dated as of January 29, 2003, between the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as Rights Agent, filed as an exhibit to the Company’s Registration Statement on Form 8-A on February 3, 2003 and is incorporated herein by reference.

4.2	Amendment, dated May 1, 2008, to Shareholder Rights Agreement, dated as of January 29, 2003, between the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as Rights Agent, filed as an exhibit to the Company’s Current Report on Form 8-K on May 2, 2008 and is incorporated herein by reference.

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SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MOLDFLOW CORPORATION
Date: May 2, 2008	By:	/s/ Lori M. Henderson
		Name:	Lori M. Henderson
		Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description
4.1	Shareholder Rights Agreement, dated as of January 29, 2003, between the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as Rights Agent, filed as an exhibit to the Company’s Registration Statement on Form 8-A on February 3, 2003 and is incorporated herein by reference.

4.2	Amendment, dated May 1, 2008, to Shareholder Rights Agreement, dated as of January 29, 2003, between the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as Rights Agent, filed as an exhibit to the Company’s Current Report on Form 8-K on May 2, 2008 and is incorporated herein by reference.